GARDNER LEWIS INVESTMENT TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 19th day of October, 2012, to the Custody Agreement, dated as of July 24, 2007 (the "Custody Agreement"), is entered into by and between Gardner Lewis Investment Trust, a Massachusetts business trust (the "Trust"), and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D, the fees of the Custody Agreement, is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GARDNER LEWIS INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ W. Whitfield Gardner	By:	/s/ Michael R. McVoy

Printed Name:	W. Whitfield Gardner	Printed Name:	Michael R. McVoy

Title:	Chairman	Title:	Senior Vice President

10/2012

Amended Exhibit D to the Custody Agreement- Gardner Lewis Investment Trust
Chesapeake Family of Funds

DOMESTIC CUSTODY SERVICES FEE Schedule Gardner Lewis Investment Trust January 2013

Annual Fee Based Upon Market Value Per Fund
0.70 basis point on average daily market value

Portfolio Transaction Fees
$4.00 per DTCIFederal Reserve depository transaction/principal paydown.
$25.00 per physical security transaction
$15.00 per mutual fund trade (excluding trades settling at DTC)
$6.00 per short sale or reverse repo transactions
$5.50 per repurchase agreement transaction, Time Deposit, CD or other non-depository transactions
$8.00 per option/future contract written, exercised or expired
$6.50 Fed wire/margin variation Fed wire
$5.00 per Check disbursement

Minimum annual fee per fund - $4,800

$150.00 per segregated account per year

▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts - charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, and extraordinary expenses based upon complexity.

10/2012
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